Exhibit 10.3

PROMISSORY NOTE A-1

$150,000,000.00	Cherry Hill, New Jersey August 15, 2012

FOR VALUE RECEIVED, PR CHERRY HILL STW LLC, a Delaware limited liability company (“PR Cherry Hill”), and CHERRY HILL CENTER, LLC, a Maryland limited liability company (“Cherry Hill Center”; PR Cherry Hill and Cherry Hill Center are referred to herein individually and collectively, as the context may require, as “Maker”), each having an office at c/o Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, 3rd Floor, Philadelphia, Pennsylvania 19102, jointly promises to pay to NEW YORK LIFE INSURANCE COMPANY (“Holder”), a New York mutual insurance company, having its principal office at 51 Madison Avenue, New York, New York 10010-1603, or order, without offset, at its principal office in New York, New York, or at such other place as may be designated in writing by Holder, the principal sum of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000.00), lawful money of the United States of America, together with interest thereon at the rate (“Interest Rate”) of three and ninety-hundredths percent (3.90%) per annum, payable in monthly payments (“Payments”) as follows: (a) interest only payments of Four Hundred Eighty-Seven Thousand Five Hundred and 00/100 Dollars ($487,500.00), commencing on the first (1st) day of October, 2012 and payable on the first (1st) day of each and every month thereafter until and including September 1, 2014, and (b) principal and interest payments of Seven Hundred Seven Thousand Five Hundred Three and 00/100 Dollars ($707,503.00), commencing on October 1, 2014 and payable on the first (1st) day of each and every month thereafter until and including September 1, 2022 (“Maturity Date”). In addition, on the Maturity Date, Maker shall pay to Holder the entire unpaid principal balance of this Note, together with all interest then accrued thereon pursuant to this Note and all other Obligations (as hereinafter defined) then unpaid pursuant to the Loan Instruments (as hereinafter defined). Holder shall apply each Payment, when received, first to the Obligations, other than principal and interest, which are then due and payable, but only if so elected by Holder in its sole and absolute discretion, and then to the payment of accrued interest on the outstanding principal balance hereof and the remainder to the reduction of such principal balance. Interest from the date hereof through and including August 31, 2012, is due and payable on the date of this Note and shall be computed on the basis of the actual number of days in such period over a 360 day year.

This Note is secured by, among other things, (a) a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (“Mortgage”), effective as of the date hereof, granted by Maker to Holder and Teachers Insurance and Annuity Association of America, a New York corporation (together with its successors and assigns “Co-Lender”) and encumbering premises and other property (“Secured Property”) more particularly described in the Mortgage and (b) an Assignment of Leases, Rents, Income and Cash Collateral, effective as of the date hereof, from Maker to Holder and Co-Lender. Obligations, Loan Instruments and all other capitalized terms used in this Note and not expressly defined herein shall have the meanings assigned to such terms in the Mortgage. The terms and provisions of the Loan Instruments, other than this Note and Note A-2 (as defined below), are hereby fully incorporated into this Note by reference.

All regularly scheduled monthly payments shall be made either by wire transfer initiated by Maker or, at Maker’s option, electronic fund transfer debiting. In the event that electronic fund transfer debiting is established for regularly scheduled payments under the Loan Instruments, Maker will cooperate with Holder and provide such documentation as is required to effectuate such payments by electronic fund transfer debit transactions through the Automated Clearing House network. Once the payment authorization is established, the failure of the electronic funds transfer debit entry transaction to be timely completed, for whatever reason, other than Holder’s failure to initiate the debit, shall not relieve Maker of its obligations to make all payments required hereunder or under the other Loan Instruments when due, and to comply with Maker’s other obligations under the Loan Instruments.

During the existence of an Event of Default or from and after the Maturity Date, the aggregate amount of the Obligations shall automatically bear interest at an annual rate (“Increased Rate”) equal to the Interest Rate plus five percentage points, unless compliance with applicable law requires a lesser interest rate, in which event the aggregate amount of the Obligations shall bear interest at the maximum rate permitted by law.

Any default in the making of any Payment or in the making of any payment due pursuant to Section 1.04 of the Mortgage or in the making of any other deposit or reserve due pursuant to any Loan Instrument on the date the same is due will result in loss and additional expense to Holder in servicing the Obligations, handling such delinquent payments and meeting its other financial obligations. Accordingly, upon the occurrence of any such default, Maker shall pay, without regard to any grace periods, a late charge (“Late Charge”) of four percent (4%) of each such overdue payment (other than a Payment at the maturity of this Note, whether by acceleration upon an Event of Default or otherwise), Maker agrees that (a) the exact amount of such loss and additional expense is extremely difficult, if not impossible to determine, (b) the Late Charge is a reasonable estimate of such loss and expense and therefore does not constitute a penalty and (c) in addition to, and not in lieu of, the exercise of any other remedies to which Holder may be entitled, Holder may collect from Maker all Late Charges for the purpose of defraying such loss and expense, unless applicable law requires a lesser such charge, in which event Holder may collect from Maker a Late Charge at the maximum rate permitted by applicable law.

Maker may not prepay the Obligations prior to October 1, 2015 (“Closed Period”). On or at any time after October 1, 2015, Maker may prepay the outstanding principal balance of this Note and that certain Promissory Note A-2 dated the date hereof from Maker to Co-Lender in the original principal amount of $150,000,000.00 (“Note A-2”) (each in whole but not in part), together with accrued interest thereon to the date of prepayment and any other outstanding Obligations, provided that (a) Maker gives Holder not less than sixty (60) and not more than one hundred twenty (120) days prior written notice of Maker’s intention to make such prepayment, (b) at least ten (10) business days prior to the prepayment date, Maker gives Holder written notice confirming the actual prepayment date and (c) on such prepayment date, in addition to paying the entire outstanding principal balance of this Note and Note A-2, all accrued interest thereon and any other outstanding Obligations, Maker pays to Holder the Make-Whole Amount. Any prepayment notice given by Maker shall be deemed null and void if the prepayment covered by such notice is not made within thirty (30) days of the date specified in Maker’s prepayment notice as the designated date for prepayment. Notwithstanding anything contained herein to the contrary, (w) provided that no Event of Default, or event which, with the giving of notice or the passage of time could become an Event of Default, then exists under the Loan Instruments, no Make-Whole Amount shall be due with respect to, and to the extent of, any prepayment of all or any portion of the Obligations by the application thereto of casualty proceeds or condemnation awards in accordance with the terms of the Mortgage, (x) Maker may partially prepay the Obligations in connection with a Permitted Transfer of the Property as more particularly set forth in the Loan Instruments, (y) on thirty (30) days prior written notice to Holder, Maker may prepay the Obligations during the last three (3) months of the Loan term and no Make-Whole Amount shall be due with respect to, and to the extent of, any such prepayment, and (z) Maker has no right to prepay this Note without the simultaneous prepayment of Note A-2 in accordance with its terms.

“Make-Whole Amount” means an amount equal to the greater of (a) one percent (1%) of the then entire outstanding principal balance of this Note or (b) the present value as of the date of prepayment of the remaining scheduled payments of principal and interest (including any balloon payment), determined by discounting such payments at the Monthly Equivalent Treasury Security Rate (as hereinafter defined), less the amount of principal being prepaid, provided such difference shall not be less than zero. “Monthly Equivalent Treasury Security Rate” means the rate which, when compounded monthly, results in a yield that is equivalent to the yield on the Most Recently Auctioned U.S. Treasury Security (as hereinafter defined), which is compounded semi-annually having the same maturity date as the Loan (or if there is not a Most Recently Auctioned U.S. Treasury Security with the same maturity date as the maturity date of the Loan, then the linearly interpolated yield-to-maturity of the two Most Recently Auctioned U.S. Treasury Securities have the next longer and the next shorter remaining terms to maturity), as reported in the Bloomberg News Service (or, if Bloomberg New Service is no longer available, The Wall Street Journal or another daily financial service or publication of national circulation selected by Holder) as of the close of business on the second (2nd) business day preceding the date of prepayment. “Most Recently Auctioned U.S. Treasury Security” means the U.S. Treasury bonds, notes and bills with maturities of thirty (30) years, ten (10) years, five (5) years, three (3) years, two (2) years, one (1) year, six (6) months and three (3) months that were most recently auctioned by the United States Treasury Department as of the date the Make-Whole Amount is calculated. Maker waives any right of prepayment except as expressly provided herein and as may be provided in the other Loan Instruments.

If the outstanding principal balance of this Note or any portion thereof shall become due and payable or shall be paid as a result of (a) an Event of Default (which Event of Default shall be presumed to be, and conclusively shall be deemed to be a willful default and a deliberate attempt on Maker’s part to avoid payment of the Make-Whole Amount), (b) the exercise by Maker or any other person of any right of redemption or the taking by Maker or any other person of any other action to prevent a foreclosure of the Secured Property, (c) any prepayment of the

Loan in connection with a foreclosure or similar proceeding or a foreclosure judgment, (d) a casualty or condemnation with respect to the Secured Property (except as otherwise expressly provided in the Loan Instruments), or (e) any other prepayment not permitted by the Loan Instruments, then the Make-Whole Amount shall be due and payable and shall be computed, to the extent not prohibited by applicable law, as if Maker had elected to prepay this Note, as provided in the preceding paragraph, on the date of such Event of Default, exercise, action, casualty or condemnation, as applicable. If such Event of Default, exercise, action, casualty or condemnation occurs during the Closed Period, then, to the extent not prohibited by applicable law, the Make-Whole Amount shall be equal to the greater of (a) ten percent (10%) of the principal balance of this Note then unpaid or (b) the Make-Whole Amount, as calculated in the manner set forth in the immediately preceding paragraph.

From and after the existence of an Event of Default, Holder, at its option, may declare all Obligations to be immediately due and payable, then or thereafter, as Holder may elect, regardless of the stated Maturity Date of this Note.

If Holder collects all or any part of the Obligations by an action, at law or in equity, or in any bankruptcy, receivership or other court proceeding (whether at the trial or appellate level), or if this Note is placed in the hands of attorney(s) for collection, Maker shall pay, in addition to the principal and interest due or deemed to be due, whether by acceleration or otherwise, and in addition to the Make-Whole Amount (a) all costs, including, without limitation, attorneys’ fees and expenses, of collecting or attempting to collect all amounts due pursuant to this Note and all other Obligations, of enforcing or attempting to enforce Holder’s rights and remedies pursuant to the Loan Instruments and of protecting the collateral securing this Note, (b) all Late Charges due pursuant to this Note and (c) interest, at the Increased Rate, computed on the amount of the Obligations.

The failure by Holder to exercise any right, power, privilege, remedy or option as to maturity, foreclosure or otherwise, provided in any Loan Instrument or otherwise available at law or in equity (each a “Remedy” and collectively, “Remedies”) before or after any Event of Default, in any one or more instances, or the acceptance by Holder of any partial payment or partial performance, shall not constitute a waiver of any default or any Remedy, each of which shall remain continuously in force, until waived in writing by Holder. Holder, at its option, may rescind, in writing, any acceleration of this Note, but the tender and acceptance of partial payment or partial performance alone shall not rescind or in any other way affect any acceleration of this Note or the exercise by Holder of any of its Remedies.

Maker and Holder intend to comply strictly with all usury laws now or hereafter in force in the jurisdiction (“State”) in which the Secured Property is located, and all interest payable pursuant to this Note or any other Loan Instrument shall be reduced to the maximum amount which is not in excess of the maximum non-usurious rate of interest applicable to this Note or any other Loan Instrument (“Legal Rate”) allowed under the usury laws of the State, as now or hereafter construed by the courts having jurisdiction over such matters. If the aggregate of all interest (whether designated as interest, Late Charges, Make-Whole Amount or otherwise) contracted for, chargeable or receivable pursuant to this Note or any other Loan Instrument, whether upon regular payment or acceleration or otherwise, exceeds the Legal Rate, it shall conclusively be deemed a mutual mistake. Such excess shall be canceled automatically, and, if theretofore paid, shall, at the option of Holder, either be rebated to Maker or credited in reduction of the outstanding principal balance of this Note, or, if this Note has been repaid, such excess shall be rebated to Maker. In the event of a conflict between the provision of this paragraph and the provisions of any other portion of this Note or any other Loan Instrument, the provisions of this paragraph shall control.

Maker waives all requirements for presentment, protest, notice of protest, notice of dishonor, demand for payment and diligence in collection of this Note or the Loan Instruments, and any and all other notices and matters of a like nature, except for those expressly required by this Note, the Mortgage or any of the other Loan Instruments. Without notice to Maker and without discharging Maker’s liability hereunder, Maker consents to any extension of time (whether one or more) of payment of this Note, release of all or any part of the security for the payment of this Note or release of any Person liable for payment of this Note.

This Note may be changed only by an agreement, in writing, signed by Maker and Holder. Maker waives and renounces all homestead exemption rights as to the Obligations or any renewal or extension thereof. No failure or delay on the part of Holder in exercising any Remedy pursuant to this Note or any Loan Instrument, and no course of dealing between Maker and Holder, shall operate as a waiver of any Remedy, nor shall any single or partial exercise of any Remedy preclude any other or further exercise thereof or the exercise of any other Remedy. All Remedies expressly provided for in the Loan Instruments are cumulative, and are not exclusive of any rights, powers, privileges or remedies which Holder would otherwise have at law or equity. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances, nor shall any such notice or demand constitute a waiver of the right of Holder to take any other or further action in any circumstances without notice or demand.

The obligations of each Person and entity comprising Maker shall be joint and several. The unenforceability or invalidity of any provision of this Note as to any Person or circumstance shall not render that provision unenforceable or invalid as to any other Person or circumstance, and all provisions hereof, in all other respects, shall remain valid and enforceable. Notwithstanding anything to the contrary contained herein, Lender shall not be obligated to accept the cure of any default or Event of Default unless this Note or the other Loan Instruments expressly provide for a cure period.

If an Event of Default has occurred, Holder may exercise any and all Remedies, and shall have full recourse to the Secured Property and to any other collateral given by Maker to secure any or all of the Obligations, provided that any judgment obtained by Holder in any proceeding to enforce the Remedies shall be enforced only against the Secured Property and/or such other collateral. Notwithstanding the foregoing, Holder may name Maker or any of its successors or assigns or any Person holding under or through them as parties to any actions, suits or other proceedings initiated by Holder to enforce any Remedies against the Secured Property and/or such other collateral, including without, limitation, any action, suit or proceeding to foreclose the lien of the Mortgage against the Secured Property or to otherwise realize upon any other lien or security interest created in any other collateral given to secure the payment of any or all of the Obligations. The restriction on enforcement contained in the first sentence of this paragraph shall not apply to, and Maker shall be personally liable for, and Holder may seek and enforce judgment against Maker for:

(i)	any and all losses, claims, damages, costs, expenses and/or liabilities, including, without limitation, attorneys’ fees and expenses, incurred by Holder:

(a)	relating to or as a result of any material misstatement of fact (1) by Maker or any Person constituting Maker, made to induce Holder to advance the principal amount evidenced hereby or (2) contained in any Loan Instrument,

(b)	relating to or as a result of fraud committed by Maker or any Person constituting Maker,

(c)	relating to or as a result of the (1) collection or application of any insurance proceeds, condemnation awards, trust funds or Rents in a manner which is not in accordance with the provisions of the Loan Instruments or (2) misappropriation or misapplication of any Lessee security deposit,

(d)	relating to or as a result of the breach of any representation or warranty contained in the Sections of the Mortgage pertaining to environmental matters, including without limitation, Sections 1.05E(4), 2.03(C) and 2.03(D), or any default with respect to any covenant contained in the Sections of the Mortgage pertaining to environmental matters, including without limitation, Section 1.05(E),

(e)	as a result of any default with respect to Maker’s covenant to pay Impositions or insurance premiums pursuant to the Mortgage or with respect to Maker’s covenant to obtain the insurance required by the Mortgage, including without limitation, the Terrorism Insurance,

(f)	arising from, in respect of, as a consequence of, or in connection with: (1) the existence of any circumstance or the occurrence of any action described in Section 1.05E(1) of the Mortgage, (2) claims asserted by any Person (including, without limitation, any Governmental Agency) in connection with, or in any way arising out of, the presence, storage, use, disposal, generation, transportation or treatment of any Hazardous Material on, in, under or about the Secured Property, (3) the violation or claimed violation of any law relating to any Hazardous Material or any other Environmental Requirement in regard to the Secured Property, regardless of whether or not such violation or claimed violation occurred prior to or after the date of this Note or whether or not such violation or claimed violation occurred prior to or after the time that Maker became the owner of the Secured Property, or (4) the preparation of any environmental audit as to the Secured Property, whether conducted or authorized by Maker, Holder or any other Person or the implementation of any environmental audit’s recommendations,

(g)	relating to or as a result of a violation of Section 5.20 of the Mortgage, and/or

(h)	as a result of any intentional, bad faith waste of the Secured Property committed by Maker or its agents (such damages to include, without limitation, all repair costs incurred by Holder);

(ii)	all outstanding principal, interest and other Obligations, including the Make-Whole Amount:

(a)	if there shall be a violation of Section 1.11 of the Mortgage; and/or

(b)	in the event that Maker or any Guarantor shall be the subject of any petition or proceeding for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law that remains undismissed for a period of sixty (60) days or more, and/or Maker or any Guarantor shall become the subject of any liquidation, dissolution, receivership or other similar proceeding; and/or

(c)	if the Mortgage or any of the other Loan Instruments are deemed fraudulent conveyances or preferences or are otherwise deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the United States Bankruptcy Code (as amended or replaced from time to time), including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statutes or similar laws; and

(iii)	in the event of a loss which is or would be covered by the required Terrorism Insurance, an amount equal to the deductible on such Terrorism Insurance, which amount shall either be applied by Holder to the debt secured by the Mortgage or disbursed by Holder for the repair and restoration of the Secured Property, all in accordance with the terms of the Loan Instruments.

The restriction on enforcement contained in the first sentence of the preceding paragraph shall not apply to the Environmental Indemnity Agreement of even date herewith executed by Maker and the other indemnitors, if any, in favor of Holder and Co-Lender and/or to the obligations of any Guarantor. It is expressly understood and agreed, however, that nothing contained in the preceding paragraph shall (a) in any manner or way constitute or be deemed to be a release of the Obligations or otherwise affect or impair the enforceability of the liens, assignments, rights and security interests created by the Mortgage or any of the other Loan Instruments or any future advance or any related agreements or (b) preclude Holder or Co-Lender from foreclosing the Mortgage or from exercising its other remedies set forth in the Mortgage or the Assignment, or from enforcing any of its rights and remedies in law or in equity (including, without limitation, injunctive and declaratory relief, restraining orders and receivership proceedings), except as provided in the preceding paragraph.

If any payment required hereunder or under any other Loan Instrument becomes due on a Saturday, Sunday, or legal holiday in the state in which the Premises are located (those being non-business days), then such payment shall be due and payable (a) on the immediately preceding business day if such payments are made by the Automated Clearing House network, or (b) on the immediately succeeding business day if such payments are made by wire transfer.

“Maker” and “Holder” shall be deemed to include the respective heirs, administrators, legal representatives, successors and assigns of Maker and Holder.

Time is of the essence with respect to each and every provision hereof.

This Note shall be governed by, and construed and enforced in accordance with the laws of the State, other than such laws with respect to conflicts of laws.

In the event of any inconsistencies between (a) the terms of both this Note and Note A-2 and (b) the terms of any other Loan Instruments, the terms of both this Note and Note A-2 shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has executed this Promissory Note A-1 as of the date first above written.

PR CHERRY HILL STW LLC, a Delaware limited liability company

By:	PREIT Associates, L.P., a Delaware limited partnership, its sole member

	By:	Pennsylvania Real Estate Investment Trust, its sole general partner

		By:	/s/ Andrew M. Ioannou
		Name:	Andrew M. Ioannou
		Title:	Senior Vice President & Treasurer

CHERRY HILL CENTER, LLC, a Maryland limited liability company

By:	Cherry Hill Center Manager, LLC, a Delaware limited liability company, its managing member

	By:	PREIT Associates, L.P., a Delaware limited partnership, its sole member

		By:	Pennsylvania Real Estate Investment Trust, its sole general partner

			By:	/s/ Andrew M. Ioannou
			Name:	Andrew M. Ioannou
			Title:	Senior Vice President & Treasurer